                                                                   EXHIBIT 10.9




                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                          GLOBAL VACATION GROUP, INC.,
                                   ("BUYER")



                              GLOBETROTTERS, INC.
                                (THE "COMPANY")


                                      AND


                               ROBERT A. GRINBERG
                                 (THE "SELLER")





                               DATED MAY 4, 1998

                               TABLE OF CONTENTS

                                                                                                      Page
ARTICLE I   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1 Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
ARTICLE II  AGREEMENT OF PURCHASE AND SALE; CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.1 Agreement to Sell and Purchase   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.2 Purchase Price and Assumption of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.3 Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.4 Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.5 Escrow Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.6 Closing Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.7 Post-Closing Net Worth Adjustment to Purchase Price  . . . . . . . . . . . . . . . . . . . . . 7
ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER  . . . . . . . . . . . . . . 8
     3.1 Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.2 No Liens on Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.3 Other Rights to Acquire Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.4 Due Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.5 Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.6 Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.7 Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.8 Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.9 Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.10 Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.11 Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.12 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.13 Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.14 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
              (a) Employee Welfare Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
              (b) Employee Pension Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
              (c) Employment and Non-Tax Qualified Deferred Compensation Arrangements . . . . . . . . . 14
     3.15 Contracts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.16 Claims and Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.17 Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.18 Personnel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.19 Business Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.20 Accounts Receivable; Customer Deposits and Bookings; Financial Results
              During Current Stub Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
              (a) Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

                           TABLE OF CONTENTS (CON'T)

                                                                                                      Page
              (b) Customer Deposits; Bookings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
              (c) Financial Results During Current Stub Period  . . . . . . . . . . . . . . . . . . . . 18
     3.21 Bank Accounts; Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.22 Customer Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.23 Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.24 Affiliated Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.25 Funded Indebtedness; Letters of Credit; Undisclosed Liabilities   . . . . . . . . . . . . . . 19
              (a) Funded Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
              (b) Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
              (c) Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.26 Year 2000   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.27 Information Furnished   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.28 Sunshine  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
ARTICLE IV   BUYER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.1 Due Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.2 Due Authorization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.3 No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.4 Investment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.5 Claims and Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
ARTICLE V   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.1 Consents of Others   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.2 Seller's Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.3 Powers of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.4 Conduct of Business Pending Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.5 Access to Records Before Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.6 Payments to the Company by the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.7 Relationship with Aquarius Travel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.8 Buyer's Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
ARTICLE VI  POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.1 General.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.2 Transition.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.3 Confidentiality.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.4 Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.5 Additional Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     6.6 Litigation Support.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.7 Audits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.8 Post-Closing Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
ARTICLE VII   CONDITIONS TO OBLIGATIONS OF PARTIES TO CONSUMMATE CLOSING  . . . . . . . . . . . . . . . 27
     7.1 Conditions to Buyer's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27





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                           TABLE OF CONTENTS (CON'T)

                                                                                                      Page
              (a) Covenants, Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . 27
              (b) Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
              (c) Sublease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
              (d) Discharge of Indebtedness and Liens . . . . . . . . . . . . . . . . . . . . . . . . . 28
              (e) Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
              (f) Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
              (g) Preliminary Closing Balance Sheet.  . . . . . . . . . . . . . . . . . . . . . . . . . 28
              (h) Transition Services Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
              (i) Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
              (j) Documents to be Delivered by the Seller and the Company . . . . . . . . . . . . . . . 28
                      (i) Opinion of Gargill, Sassoon & Rudolph   . . . . . . . . . . . . . . . . . . . 28
                      (ii) Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
                      (iii) Release   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
                      (iv) Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
                      (v) Termination of Employment Agreements  . . . . . . . . . . . . . . . . . . . . 29
                      (vi) Stock Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
                      (vii) Resignation of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.2 Conditions to the Seller's and the Company's Obligations   . . . . . . . . . . . . . . . . . . 29
              (a) Covenants, Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . 29
              (b) Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
              (c) Escrow Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
              (d) Payments to the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
              (e) Consulting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
              (f) Sublease. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.3 Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
ARTICLE VIII   INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     8.1 Indemnification of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     8.2 Defense of Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     8.3 Procedure for Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
              (a) Escrow Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
              (b) Other Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     8.4 Tax Audits, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.5 Indemnification of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.6 Limits on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.7 Indemnification for Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
ARTICLE IX   TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.1 Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.2 Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35





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                           TABLE OF CONTENTS (CON'T)

                                                                                                      Page
ARTICLE X   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     10.1 Modifications; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     10.2 Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     10.3 Counterparts; Facsimile Transmission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     10.4 Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     10.5 Binding Effect; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     10.6 Entire and Sole Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     10.7 Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     10.8 Survival of Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . . 37
     10.9 DISPUTE RESOLUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     10.10 Invalid Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     10.11 Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     10.12 Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     10.13 Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

         LIST OF EXHIBITS
         Exhibit A                Form of Escrow Agreement
         Exhibit B                Form of Opinion of Gargill, Sassoon & Rudolph, LLP
         Exhibit C-1              Form of Seller's Officer's and Stockholder's Certificate
         Exhibit C-2              Form of Seller's Clerk's Certificate
         Exhibit D                Form of Release
         Exhibit E                Seller's Account and Wire Transfer Instructions (Section 2.3)
         Exhibit F                Articles (F-1) and Bylaws (F-2) and Qualified
                                       Jurisdictions (F-3) (Section 3.4)
         Exhibit G                List of  Properties (Section 3.9)
         Exhibit H                List of  Licenses and Permits (Section 3.10)
         Exhibit I                List of Intellectual Property (Section 3.11)
         Exhibit J                List of Insurance (Section 3.13)
         Exhibit K                List of Contracts (Section 3.15)
         Exhibit L                List of Personnel (Section 3.18)
         Exhibit M                List of Bookings, Customer Deposits, Prepayments
                                       and Refunds and Customer Claims (Section 3.20)
         Exhibit N                List of  Bank Accounts and Investments (Section 3.21)
         Exhibit O                List of Letters of Credit (Section 3.25(b))
         Exhibit P                List of Funded Indebtedness (Section 7.1(d))


         LIST OF SCHEDULES

         Disclosure Schedule

                            STOCK PURCHASE AGREEMENT


                 THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of May 4, 1998, by and among GLOBAL VACATION GROUP, INC., a New York corporation ("BUYER"), GLOBETROTTERS, INC., a Massachusetts corporation (the "COMPANY") and ROBERT A. GRINBERG (the "SELLER").


                                    RECITALS

                 A. The Company is engaged in the business of providing wholesale travel sales and vacation packaging services (the "TOUR BUSINESS") to travel agents and other customers located in the United States of America (the "BUSINESS"); and

                 B. The Seller owns all of the issued and outstanding shares of capital stock of the Company (the "COMPANY SHARES") and all of the issued and outstanding shares of capital stock of Sunshine Vacations, Inc. (the "SUNSHINE SHARES" and, together with the Company Shares, the "SHARES") (Sunshine Vacations, Inc. shall be referred to in this Agreement as "SUNSHINE"); and

                 C. Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, all of the Shares owned by the Seller on the terms and subject to the conditions hereinafter set forth in this Agreement.

                                   AGREEMENT

                 NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

                 1.1 DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

                 "AA" means Arthur Andersen LLP

                 "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

                 "ACQUISITION PROPOSAL" has the meaning specified in Section 5.4(d).

                 "AUDITED CLOSING BALANCE SHEET" has the meaning specified in
Section 2.6.

                 "BOOKINGS" has the meaning specified in Section 3.20(b).

                 "BUSINESS" has the meaning specified in the first recital of the Agreement.

                 "BUYER" has the meaning specified in the first paragraph of this Agreement.

                 "CASH AND CASH EQUIVALENTS" means cash and short term investments, which have maturities of ninety (90) days or less, in each case as reflected on the Preliminary Closing Balance Sheet.

                 "CLOSING" means the closing of the transfer of the Shares from the Seller to Buyer.

                 "CLOSING DATE" has the meaning specified in Section 2.4.

                 "CODE" means the Internal Revenue Code of 1986, as amended.

                 "COMPANY" has the meaning specified in the first paragraph of this Agreement.

                 "COMPANY SHARES" means all the issued and outstanding shares of capital stock of the Company.

                 "CONFIDENTIAL INFORMATION" means (i) terms and provisions of this Agreement or the transactions to be consummated pursuant hereto, and (ii) confidential information and trade secrets of the Company or Buyer including, without limitation, any of the same comprising the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information (and any analyses or compilations thereof or reports thereon); contract proposals, or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; computer software; and management systems, policies or procedures, including related forms and manuals. Confidential Information shall not include any information (i) which is disclosed pursuant to subpoena or other legal process, (ii) which has been publicly disclosed by means other than by a breach of a confidentiality agreement, or (iii) which is subsequently disclosed by any third party not in breach of a confidentiality agreement.

                 "CONTRACTS" has the meaning specified in Section 3.15.

                 "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

                 "CUSTOMER CLAIMS" has the meaning specified in Section
3.20(b).

                 "CUSTOMER DEPOSITS" has the meaning specified in Section
3.20(b).

                 "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached to this Agreement pursuant to which exceptions to the Seller's and the Company's specific representations and warranties set forth in Article III and other applicable provisions (and listed on a Section-by-Section basis) are disclosed to Buyer pursuant to said Article III.

                 "EBIT" shall mean the earnings of the Company before interest expenses and taxes, as calculated in accordance with Modified GAAP and consistent with past practices.

                 "EFFECTIVE DATE" has the meaning set forth in Section 2.4.

                 "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, restrictive covenant or other restrictions of any kind.

                 "ENVIRONMENTAL AND OSHA OBLIGATIONS" has the meaning specified in Section 3.12.

                 "EQUITABLE EXCEPTIONS" shall have the meaning specified in
Section 3.6.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "ESCROW AGENT" means The Bank of New York.

                 "ESCROW AGREEMENT" means the Escrow Agreement to be executed by and among the Seller, Buyer and the Escrow Agent in the form of Exhibit A.

                 "ESCROW PERIOD" has the meaning specified in Section 2.5.

                 "ESCROW SUM" has the meaning specified in Section 2.5.

                 "FINANCIAL STATEMENTS" has the meaning specified in Section
3.7.

                 "FUNDED INDEBTEDNESS" means all (i) indebtedness of the Company for borrowed money or other interest-bearing indebtedness; (ii) capital lease obligations of the Company; (iii) obligations of the Company to pay the deferred purchase or acquisition price for goods or services, other than trade accounts payable or accrued expenses in the ordinary course of business on no more than 90 day payment terms; (iv) indebtedness of others guaranteed by the Company or secured by an Encumbrance on the Company's property; and (v) indebtedness of the Company under extended credit terms of more than 30 days from vendors provided to the Company; provided, however, that Funded Indebtedness shall not include any Letter of Credit unless actually drawn upon by the beneficiary thereof.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied.

                 "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

                 "GOVERNMENTAL PERMITS" has meaning specified in Section 3.10.

                 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

                 "IRS" means the Internal Revenue Service.

                 "INDEMNIFIABLE COSTS" has the meaning specified in Section
8.1.

                 "INDEMNIFIED PARTIES" has the meaning specified in Section
8.1.

                 "INTELLECTUAL PROPERTY" shall mean all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing;
(iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) computer software (including but not limited to data, data bases and documentation).

                 "KNOWLEDGE" (whether or not capitalized) shall mean, in respect of the Company, actual knowledge of Robert Grinberg, Susan Weitzenkorn, Stacy Evos, Edward Bechirlan and Robert Ludwick after reasonable inquiry; in respect of the Seller, "Knowledge" shall mean actual knowledge of the Seller after reasonable inquiry.

                 "MATERIAL" (whether or not capitalized) shall, where appropriate in context of its use in making the representations and warranties set forth in Article III, be deemed to mean an amount of money greater than $25,000.

                 "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means a material adverse change or effect on the assets, properties, Business, operations, liabilities, financial condition or prospects of the Company and its subsidiaries, taken as a whole. In determining whether a "Material Adverse Change" or "Material Adverse Effect" has occurred in the context of the use of such terms in the Company's and the Seller's representations and warranties set forth in Article III, such terms shall refer to the occurrence of any single event, or any series of related events, or set of related circumstances, which results or may result in a loss to the Company, taken as a whole, in excess of $25,000 per occurrence or $100,000 in the aggregate shall be conclusive.

                 "MODIFIED GAAP" means the accounting practices and methods of the Company, which are in accordance with GAAP, except with respect to the variations and qualifications set forth in Section 3.7 of the Disclosure Schedule.

                 "MOST RECENT FINANCIAL STATEMENTS" has the meaning specified in Section 3.7.

                 "NET WORTH" means the difference between the Company's total assets and its total liabilities, determined in accordance with Modified GAAP.

                 "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., any amendment thereto, and any regulations promulgated thereunder.

                 "PERMITTED EXCEPTION" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, or (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value or the existing use of the property affected by such lien or imperfection.

                 "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or Governmental Body.

                 "PRELIMINARY CLOSING BALANCE SHEET" shall mean the Company's best estimate of the Company's balance sheet and income statement as of the Effective Date. The Preliminary Closing Balance Sheet shall be delivered to Buyer by the Company not less than three (3) nor more than five (5) days prior to the Closing Date.

                 "PROJECTED CLOSING DATE NET WORTH" means negative $499,000.

                 "PURCHASE PRICE" has the meaning specified in Section 2.2.

                 "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

                 "SELLER" has the meaning set forth in the first paragraph of this Agreement.

                 "SHARES" means all of the issued and outstanding shares of the capital stock of the Company and Sunshine.

                 "SUNSHINE" means Sunshine Vacations, Inc., a Massachusetts corporation.

                 "SUNSHINE SHARES" means all the issued and outstanding shares of capital stock of Sunshine.

                 "TAX" or "TAXES" means any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, windfall profits, severance or parachute, property, production, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, transfer, goods and services, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amounts imposed thereon by any Governmental Body.

                 "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                                   ARTICLE II
                    AGREEMENT OF PURCHASE AND SALE; CLOSING

                 2.1 AGREEMENT TO SELL AND PURCHASE. Upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell the Shares to Buyer and Buyer agrees to purchase the Shares from Seller.

                 2.2 PURCHASE PRICE. The total purchase price for the Shares (the "PURCHASE PRICE") shall be equal to $5,350,000.00, subject to any adjustment required to be made pursuant to Section 2.7 below. The parties acknowledge and agree that $1.00 of the Purchase Price shall be allocated to the purchase of the Sunshine Shares and the remainder shall be allocated to the purchase of the Company Shares.

                 2.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable by Buyer at the Closing (as defined in Section 2.4) as follows:

                          (a)     $4,850,000.00, representing the Purchase
Price less the escrow holdback required by paragraph (b) below, will be paid, at the direction of the Seller, in cash by wire transfer of funds to the Seller's account as specified in Exhibit E (including the payment of $50,000 for the Seller's covenant not to compete provided in Section 6.4); and

                          (b)     $500,000.00 of the Purchase Price will be
paid in cash by wire transfer of funds to the Escrow Agent to be held in escrow pursuant to Section 2.5 for satisfaction of Seller's indemnification obligations specified in Section 8.1.

                 2.4 CLOSING. The Closing of the purchase and sale of the Shares contemplated by this Agreement shall take place at 10:00 a.m., Eastern Time, at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W. in Washington, D.C. on May 5, 1998, or on the date selected by Buyer (which date shall be as soon as practicable following the date on which all of the conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied, but not later than the tenth (10th) business day after such date), or on such other date and time as the parties shall agree (the "CLOSING DATE"), effective as of April 30, 1998 (the EFFECTIVE DATE").

                 2.5 ESCROW ARRANGEMENTS. Pursuant to the Escrow Agreement to be entered into among the Seller, Buyer and the Escrow Agent, the portion of the Purchase Price specified in Section 2.3(b) shall be delivered to the Escrow Agent at Closing in immediately available funds. Such monies (which, together with all interest accrued thereon, is hereinafter referred to as the "ESCROW SUM") shall be held pursuant to the terms of the Escrow Agreement for payment from such Escrow Sum of the amounts, if any, owing by the Seller to Buyer pursuant to the indemnification provisions of Article VIII below. At the conclusion of the period ending on the first anniversary of the Closing Date (such period being referred to herein as the "ESCROW PERIOD"), such remaining portion of the Escrow Sum not theretofore claimed by or paid to Buyer in accordance with the terms of the Escrow Agreement and this Agreement shall be disbursed to the Seller. The Seller and Buyer agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrow Sum to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement.

                 2.6 CLOSING AUDIT. Within 120 days following the Closing Date, there shall be delivered to Buyer and to the Seller an audit of the Preliminary Closing Balance Sheet (the "AUDITED CLOSING BALANCE SHEET"). The Preliminary Closing Balance Sheet shall be audited by AA in accordance with Modified GAAP. The cost of preparing the Audited Closing Balance Sheet shall be paid by the Company. In the event that the Seller disputes any items or assumptions or methodologies regarding the Audited Closing Balance Sheet within fifteen (15) business days after the Seller's receipt thereof, the parties shall jointly select and retain an independent "Big Six" accounting firm (the "INDEPENDENT ACCOUNTANTS") to review the disputed matter(s) on the Audited Closing Balance Sheet. The final determination of such disputed matter(s) by the Independent Accountants shall be reflected on the Audited Closing Balance Sheet, which shall be final and binding on the parties for all purposes. The cost of retaining the Independent Accountants shall be borne by the Seller, except that the Company shall reimburse the Seller for one-half the cost of the Independent Accountants in the event that such review results in at least a $75,000 increase in the Company's Net Worth as reflected on the Audited Closing Balance Sheet prepared by AA.

                 2.7 POST-CLOSING NET WORTH ADJUSTMENT TO PURCHASE PRICE. In the event the Projected Closing Date Net Worth exceeds the amount of Net Worth reflected on the Audited Closing Balance Sheet by more than $25,000, the Purchase Price shall be adjusted downward by an amount equal to the difference of (a) the Projected Closing Date Net Worth, minus (b) the amount of Net Worth reflected on the Audited Closing Balance Sheet plus $25,000; provided, however, that when calculating the amount of Net Worth on the Audited Closing Balance Sheet for purposes of determining whether an adjustment is required under this
Section 2.7, AA and, if applicable, the Independent Accountants, shall accept the Most Recent Financial Statements as accurate. The post-closing adjustment to the Purchase Price, if any, shall be paid by the Seller to Buyer in immediately available funds within ten (10) business days of delivery of the Audited Closing Balance Sheet as finally determined in accordance with Section
2.6 above.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND THE SELLER

                 Except as set forth on the Disclosure Schedule attached hereto (which Disclosure Schedule contains a reasonably detailed description of each such exception and references the applicable representation so qualified), the Company and the Seller jointly and severally represent and warrant to Buyer that:

                 3.1 CAPITALIZATION. The authorized capital stock of the Company consists of 10,000 shares of Common Stock, no par value per share, 1,000 of which are issued and outstanding and such shares constitute the Company Shares hereunder. The authorized capital stock of Sunshine consists of 20,000 shares of Common Stock, no par value per share, 100 of which are issued and outstanding and such shares constitute the Sunshine Shares hereunder. All of the Shares are duly authorized, validly issued, fully paid, and nonassessable. All of the Shares are owned of record and beneficially by the Seller. None of the Shares was issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any Person.

                 3.2 NO LIENS ON SHARES. The Seller own the Shares, free and clear of any Encumbrances other than the rights and obligations arising under this Agreement, and none of the Shares is subject to any outstanding option, warrant, call, or similar right of any other Person to acquire the same, and none of the Shares is subject to any restriction on transfer thereof except for restrictions imposed by applicable federal and state securities laws. At Closing, the Seller will have full power and authority to convey good and marketable title to the Shares, free and clear of any Encumbrances other than the restrictions imposed by federal and state securities laws.

                 3.3 OTHER RIGHTS TO ACQUIRE CAPITAL STOCK. Except as set forth in this Agreement in respect of Buyer's rights to acquire the Shares, there are no authorized or outstanding warrants, options, or rights of any kind to acquire from the Company or Sunshine any equity or debt securities of the Company or Sunshine, or securities convertible into or exchangeable for equity or debt securities of the Company or Sunshine, and there are no shares of capital stock of the Company or Sunshine reserved for issuance for any purpose nor any contracts, commitments, understandings or arrangements which require the Company or Sunshine to issue, sell or deliver any additional shares of its capital stock.

                 3.4 DUE ORGANIZATION. Each of the Company and Sunshine is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to own and lease its properties and assets and to carry on the Business as now conducted and as proposed to be conducted through Closing. Complete and correct copies of the Articles of Organization and Bylaws of the Company and Sunshine, and all amendments thereto, have been delivered to Buyer and are attached hereto as Exhibits F-1 and F-2. The Company is qualified to do business in the State of

California and in each other jurisdiction in which the nature of the Business or the ownership of its properties requires such qualification, except where the failure to be so qualified does not and could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Company is so qualified are listed on Exhibit F-3 attached hereto.

                 3.5 SUBSIDIARIES. The Company does not own, directly or indirectly, any capital stock or ownership interests in any Person and, other than the Seller's ownership in Sunshine, Seller's indirect 45% ownership interest in Aquarius/Presidential General Partnership (d/b/a Aquarius Travel) ("AQUARIUS TRAVEL") and Seller's direct 30% ownership interest in General Tours, Inc. (successor to Globetrotters Eastern Europe Travel, Inc.) ("GENERAL TOURS"), the Seller does not own any capital stock or ownership interest in any other Person engaged in the Tour Business. Other than serving as one of the five directors of General Tours, the Seller owns a passive interest in, and does not direct or exercise any control over the activities and operations of, General Tours.

                 3.6 DUE AUTHORIZATION. The Company and the Seller each have full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Company. This Agreement has been duly and validly executed and delivered by the Company and the Seller and constitutes the valid and binding obligations of the Company and the Seller, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights and debtors' obligations generally, and legal limitations relating to remedies of specific performance and injunctive and other forms of equitable relief (the "EQUITABLE EXCEPTIONS"). The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates, or other documents contemplated hereby) by the Company and the Seller, do not (a) violate any Requirements of Laws or any Court Order of any Governmental Body applicable to the Company or the Seller, or their respective property, (b) violate or conflict with, or permit the cancellation of, or constitute a default under, any Contract, (c) permit the acceleration of the maturity of any material indebtedness of, or indebtedness secured by the property of, the Company or the Seller, (d) violate or conflict with any provision of the charter or bylaws of the Company or Sunshine, or (e) except for filings or approvals under the HSR Act and such consents, approvals, or registrations as may be required under applicable state securities laws, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body or other third party.

                 3.7 FINANCIAL STATEMENTS. The following financial statements of the Company have been delivered to Buyer by the Company: reviewed but unaudited balance sheets of the Company as of December 31, 1995, December 31, 1996 and December 31, 1997, and reviewed but unaudited consolidated statements of income and cash flows of the Company for the fiscal years ended December 31, 1995 and December 31, 1996 and December 31, 1997 (collectively, the "Financial Statements"). The Financial Statements, including the Financial Statements as of and for the year ending December 31, 1997 (the "MOST RECENT FINANCIAL STATEMENTS"), have been prepared in accordance with Modified GAAP. The Financial

Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods indicated and fairly present the financial position, results of operations and changes in financial position of the Company as of the indicated dates and for the indicated periods and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects). Since the date of the last of such Financial Statements, the Company has no material liabilities required by Modified GAAP to be reflected on the Company's balance sheet or notes thereto that are not so reflected in the Financial Statements, nor any other obligations (whether absolute, contingent, or otherwise) which are (individually or in the aggregate) material (in amount or to the conduct of the Business); and neither the Company nor the Seller has Knowledge of any basis for the assertion of any such liability or obligation. Since December 31, 1997, the Company has not suffered a Material Adverse Change, other than a loss of earnings equal to $218,000 from January 1, 1998 until the Effective Date. The Most Recent Financial Statements reflect a Net Worth as of December 31, 1997 of not less than negative $282,000.

                 3.8 CERTAIN ACTIONS. Since December 31, 1997, the Company has not, except as disclosed on any of the Financial Statements or notes thereto: (a) paid or declared any dividends or distributions, or purchased, redeemed, acquired, or retired any stock or indebtedness from any stockholder (other than distributions to pay estimated income taxes of the Seller associated with the income of the Company); (b) made or agreed to make any loans or advances or guaranteed or agreed to guarantee any loans or advances to any party whatsoever; (c) suffered or permitted any Encumbrance to arise or be granted or created against or upon any of its assets, real or personal, tangible or intangible; (d) canceled, waived, or released or agreed to cancel, waive, or release any of its debts, rights, or claims against third parties in excess of $25,000 individually or $100,000 in the aggregate; (e) sold, assigned, pledged, mortgaged, or otherwise transferred, or suffered any material damage, destruction, or loss (whether or not covered by insurance) to, any assets (except in the ordinary course of the Business); (f) amended its charter or bylaws; (g) paid or made a commitment to pay any severance or termination payment to any employee or consultant; (h) made any material change in its method of management, operation, accounting or reporting income or deductions for tax purposes; (i) made any material acquisitions, capital expenditures, including, without limitation, replacements of equipment in the ordinary course of the Business, or entered into commitments therefor, except for capital expenditures or commitments therefor which do not, in the aggregate, exceed $25,000 individually or $100,000 in the aggregate; (j) made any investment or commitment therefor in any Person; (k) made any payment or contracted for the payment of any bonus or other compensation or personal expenses, other than (A) wages and salaries and business expenses paid in the ordinary course of the Business, and (B) wage and salary adjustments made in the ordinary course of the Business for employees who are not officers, directors, or stockholders of the Company; (l) made, amended, or entered into any written employment contract or created or made any material change in any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement; (m) made or entered into any vendor, supply, sales, distribution, franchise, consortia or travel agency agreement which involves annual consideration (or commissions) in excess of $50,000; (n) made or entered into any agreement granting any Person any registration or offer rights in respect of the Company's capital stock; (o) entered into any non-competition agreement; (p) made or entered into any agreement or other arrangement with any officer, director, stockholder, or Affiliate of the Company or, other than in the ordinary course of business, any employee of the Company; (q) materially amended, experienced a termination or received notice of actual or threatened termination or non-renewal of any material contract, agreement, lease, franchise or license to which the Company is a party that would or could reasonably be expected to have a Material Adverse Effect; or (r) entered into any other material transactions that would or could reasonably be expected to have a Material Adverse Effect except in the ordinary course of the Business.

                 3.9 PROPERTIES. Attached hereto as Exhibit G is a list containing a description of each interest in real property (including, without limitation, leasehold interests pertaining to the Company's headquarters and call center in Cambridge, MA and its call centers in Irvine, CA, Lake Success, NY and Allentown, PA) and each item of personal property utilized by the Company in the conduct of the Business having a book or fair market value in excess of $30,000 as of the date hereof. Except for Permitted Exceptions, such real and personal properties are free and clear of Encumbrances. The Seller and the Company have delivered to Buyer copies of all real property leases and a lien search obtained from the counties where the Company conducts business and the California, Massachusetts, New York and Pennsylvania Secretary of State office of all UCC liens of record against the Company's personal property in such jurisdictions. All of the properties and assets necessary for continued operation of the Business as currently conducted (including, without limitation, all books, records, computers and computer software and data processing systems) are owned, leased or licensed by the Company and are suitable for the purposes for which they are currently being used. The physical properties of the Company, including the real properties leased by the Company, are in good operating condition and repair, normal wear and tear excepted, and are free from any defects of a material nature. Except for Permitted Exceptions, the Company has full and unrestricted legal and equitable title to all such properties and assets. The operation of the properties and Business of the Company in the manner in which they are now and have been operated does not violate any zoning ordinances, municipal regulations, or other Requirements of Laws, except for any such violations which would not, individually or in the aggregate, have a Material Adverse Effect. Except for Permitted Exceptions, no restrictive covenants, easements, rights-of-way, or regulations of record impair the uses of the properties of the Company for the
purposes for which they are now operated.   All leases of real or personal
property by the Company are legal, valid, binding, enforceable and in full force and effect and will remain legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing, except for the Equitable Exceptions. All facilities leased by the Company have received all approvals of any Governmental Body (including Governmental Permits) required in connection with the operation thereof and have been operated and maintained in accordance with all Requirements of Laws. The Company owns no real property.

                 3.10 LICENSES AND PERMITS. Attached hereto as Exhibit H is a list of all licenses, certificates, privileges, immunities, approvals, franchises, authorizations and permits held or applied for by the Company from any Governmental Body (herein collectively called "Governmental Permits") the absence of which could, individually or in the aggregate, have a Material Adverse Effect. The Company has complied in all material respects with the terms and conditions of all such Governmental Permits, and the Company has not received notification from any Governmental Body of violation of any such Governmental Permit or the Requirements of Laws governing the issuance or continued validity thereof. To the Knowledge of the Company and Seller, all of such Governmental Permits are valid and in full force and effect. No additional Governmental Permit is required from any Governmental Body thereof in connection with the conduct of the Business which Governmental Permit, if not obtained, would have a Material Adverse Effect.

                 3.11 INTELLECTUAL PROPERTY. Attached hereto as Exhibit I is a list and brief description of all Intellectual Property owned or utilized by the Company. The Company has furnished Buyer with copies of all license agreements to which the Company is a party, either as licensor or licensee, with respect to any Intellectual Property. The Company has good title to or the right to use all the Intellectual Property and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the Business, in the Business as presently conducted without the payment of any royalty or similar payment, and the Company is not infringing on any Intellectual Property right of others, and neither the Company nor the Seller are aware of any infringement by others of any such rights owned by the Company. All material licenses set forth on Exhibit I are valid and binding obligations of the Company, and to the Knowledge of the Company the other parties thereto, and enforceable against the Company, and to the Knowledge of the Company the other parties thereto in accordance with their respective terms, except for the Equitable Exceptions. The Company owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid license, all Intellectual Property necessary for the operation of the business of the Company as presently conducted.

                 3.12 COMPLIANCE WITH LAWS. The Company has (i) complied in all material respects with all Requirements of Laws, Governmental Permits and Court Orders applicable to the Business and has filed with the proper Governmental Bodies all statements and reports required by all Requirements of Laws, Governmental Permits and Court Orders to which the Company or any of its employees (because of their activities on behalf of the Company) are subject and (ii) conducted the Business and is in compliance in all material respects with all federal, state and local energy, public utility, health, safety and environmental Requirements of Laws, Governmental Permits and Court Orders including the Clean Air Act, the Clean Water Act, the Solid Waste Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, OSHA, the Toxic Substances Control Act and any similar state, local or foreign laws (collectively "Environmental and OSHA Obligations") and all other Governmental Body requirements, except where any such failure to comply or file would not, in the aggregate, have a Material Adverse Effect. No claim has been made by any Governmental Body (and, to the Knowledge of the Company and the Seller, no such claim is anticipated) to the effect that the Business fails to comply, in any respect, with any Requirements of Laws, Governmental Permit or Environmental and OSHA Obligation or that a Governmental Permit or Court Order is necessary in respect thereto.

                 3.13 INSURANCE. Attached hereto as Exhibit J is a list of all coverages for fire, liability, or other forms of insurance and all fidelity bonds held by or applicable to the Company. Copies of the binders for all such insurance policies have been delivered to Buyer. To the

Company's and the Seller's Knowledge, the insurance maintained by the Company is adequate for its business. To the Knowledge of the Company and the Seller, no event relating to the Company has occurred which will result in (i) cancellation of any such insurance coverages; (ii) a retroactive upward adjustment of premiums under any such insurance coverages; or (iii) any prospective upward adjustment in such premiums. All of such insurance coverages will remain in full force and effect following the Closing. The Company is not in default under any such insurance policies.

                 3.14     EMPLOYEE BENEFIT PLANS.

                          (a)     EMPLOYEE WELFARE BENEFIT PLANS.  Other than
as listed in Section 3.14(a) of the Disclosure Schedule, the Company does not maintain or contribute to any "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA. With respect to any plan listed in Section 3.14(a) of the Disclosure Schedule, (i) the plan is in material compliance with ERISA and all other applicable Requirements of Laws; (ii) the plan has been administered in accordance with its governing documents; (iii) neither the plan, nor any fiduciary with respect to the plan, has engaged in any "prohibited transaction" as defined in Section 406 of ERISA other than any transaction subject to a statutory or administrative exemption; (iv) except for the processing of routine claims in the ordinary course of administration, there is no material litigation, arbitration or disputed claim outstanding; and
(v) all premiums due on any insurance contract through which the plan is funded have been paid.

                          (b)     EMPLOYEE PENSION BENEFIT PLANS.  Other than
as listed in Section 3.14(b) of the Disclosure Schedule, the Company does not maintain or contribute to any arrangement that is or may be an "employee pension benefit plan" relating to employees, as such term is defined in Section 3(2) of ERISA. With respect to any plan listed in Section 3.14(b) of the Disclosure Schedule: (i) the plan is qualified under Section 401(a) of the Code, and any trust through which the plan is funded meets the requirements to be exempt from federal income tax under Section 501(a) of the Code; (ii) the plan is in material compliance with ERISA and all other applicable Requirements of Laws; (iii) the plan has been administered in accordance with its governing documents as modified by applicable law; (iv) the plan has not suffered an "accumulated funding deficiency" as defined in Section 412(a) of the Code; (v) the plan has not engaged in, nor has any fiduciary with respect to the plan engaged in, any "prohibited transaction" as defined in Section 406 of ERISA or
Section 4975 of the Code other than a transaction subject to statutory or administrative exemption; (vi) the plan has not been subject to a "reportable event" (as defined in Section 4043(b) of ERISA), the reporting of which has not been waived by regulation of the Pension Benefit Guaranty Corporation; (vii) no termination or partial termination of the plan has occurred within the meaning of Section 411(d)(3) of the Code; (viii) all contributions required to be made to the plan or under any applicable collective bargaining agreement have been made to or on behalf of the plan; (ix) there is no material litigation, arbitration or disputed claim outstanding; (x) all applicable premiums due to the Pension Benefit Guaranty Corporation for plan termination insurance have been paid in full on a timely basis; and (xi) a favorable determination letter from the IRS has been received by the Company with respect to such plan stating that such plan is so qualified; and there are no circumstances which would cause such plan to lose such qualified status and would have a Material Adverse Effect on the Company.

                          (c)     EMPLOYMENT AND NON-TAX QUALIFIED DEFERRED
COMPENSATION ARRANGEMENTS. The Company does not maintain or contribute to any retirement or deferred or incentive compensation or stock purchase, stock grant or stock option arrangement entered into between the Company and any current or former officer, consultant, director or employee of the Company that is not intended to be a tax qualified arrangement under Section 401(a) of the Code.

                 3.15 CONTRACTS AND AGREEMENTS. Exhibit K hereto contains a list and brief description of (i) all promissory notes, loan agreements, and other evidences of indebtedness for borrowed money (other than equipment leases), guarantees, hedging agreements, off-balance sheet financing arrangements, indemnity agreements, vendor contracts with airlines and other carriers, agreements with rental car companies, consortia agreements, interface or similar agreements pertaining to various airline or other computer reservation systems to which the Company is a party or by which the Company or its properties are bound, (ii) all written or oral contracts, commitments, leases, and other agreements that are material to the business of the Company (including, without limitation, marketing agreements, coop agreements and travel agency agreements) to which the Company is a party or by which the Company or its properties are bound pursuant to which (a) the obligations thereunder of the Company are, or are contemplated as being as of the commencement date thereof, for any one contract $50,000 or greater irrespective of the level of usage, or (b) the obligations thereunder of the other party to such Contract are, or are anticipated as representing, for any one contract $50,000 or greater of the Company's gross margin for fiscal year 1998 (as determined in accordance with past practices and procedures on the Company's monthly profit and loss statements), and (iii) any non-competition agreement or other similar agreement prohibiting the Company from freely engaging in any business or competing anywhere in the world (collectively, the "CONTRACTS"). The Company is not and, to the Knowledge of the Seller and the Company, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by the Company) under any of the Contracts, and the Company has not waived any material right under any of the Contracts. All of the Contracts to which the Company is a party are legal, valid, binding, enforceable and in full force and effect and will remain legal, valid, binding, enforceable and in full force and effect on identical terms immediately after the Closing, except for the Equitable Exceptions. The Company has not guaranteed any obligations of any other Person. The Company has no present expectation or intention of not fully performing all of its obligations under any Contract, the Company has no Knowledge of any breach or anticipated breach by the other parties to any Contract and the Company has not received notice of actual or threatened termination or non-renewal of any Contract. The Company has received cooperative marketing support from various suppliers in the form of cash and/or payment-in-kind services. The Company has utilized or is utilizing such cash and services (i) for their intended purpose, (ii) in accordance with the terms under which they were received, and (iii) consistent with past practices.

                 3.16 CLAIMS AND PROCEEDINGS. There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of the Seller or the Company, threatened against or affecting the Company or any of its properties or assets, at law or in equity, before or by any court, municipality or other Governmental Body. To the extent any are disclosed on the Disclosure Schedule, none of such claims, actions, suits, proceedings, or investigations, if adversely determined, will result in any material liability or loss to the Company. The Company has not been and the Company is not now, subject to any Court Order, stipulation, or consent of or with any court or Governmental Body. No inquiry, action or proceeding has been instituted or, to the Knowledge and belief of the Seller or the Company, threatened or asserted against the Seller or the Company to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the Knowledge of the Company and the Seller there is no basis for any such valid claim or action.

                 3.17     TAXES.

                          (a)     All Federal, foreign, state, county and local
and other Taxes due from the Company on or before the Closing have been paid and all Tax Returns which are required to be filed by the Company on or before the date hereof have been filed within the time and in the manner provided by all Requirements of Laws, and all such Tax Returns are true and correct and accurately reflect the Tax liabilities of the Company. No Tax Returns of the Company or the Seller are presently subject to an extension of the time to file. All Taxes, assessments, penalties, and interest of the Company which have become due pursuant to such Tax Returns or any assessments received have been paid or adequately accrued on the Company's Financial Statements. The provisions for Taxes reflected on the balance sheets contained in the Financial Statements are adequate to cover all of the Company's Tax liabilities for the respective periods then ended and all prior periods. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes, and there are no pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits with respect to any such Taxes of which the Seller or the Company are aware. For Governmental Bodies with respect to which the Company does not file Tax Returns, no such Governmental Body has given the Company written notification that the Company is or may be subject to taxation by that Governmental Body. To the Knowledge of the Seller and the Company, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor or other party. There are no Tax liens on any of the property or assets of the Company.

                          (b)     Neither the Company nor any other corporation
has filed an election under Section 341(f) of the Code that is applicable to the Company or any assets held by the Company. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company has not and has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated group during any part of which return year any corporation other than the Company also was a member of the affiliated group.

                          (c)     No transaction contemplated by this Agreement
is subject to withholding under Section 1445 of the Code and no stock transfer taxes, real estate transfer taxes or similar taxes will be imposed upon the transfer and sale of the Shares pursuant to this Agreement.

                          (d)     The Company has made a valid election under
Section 1362 of the Code and any corresponding state or local provisions to be an S corporation within the meaning of Section 1361 of the Code for all taxable years (or portions thereof) beginning on or after September 1, 1989, no such S election has been terminated (whether voluntarily, involuntarily or inadvertently, including, without limitation, by taking any action defined in
Section 1362(d) of the Code) since such time.

                          (e)     The Company will not be required to include
any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (iii) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, and (iv) as a result of any prepaid amount received on or prior to the Closing Date.

                 3.18 PERSONNEL. Attached hereto as Exhibit L is a list of the names and annual rates of compensation of the directors and executive officers of the Company, and of the employees of the Company whose annual rates of compensation during the calendar year ended December 31, 1997 (including base salary, bonus and incentive pay) exceed (or by December 31, 1998 are expected to exceed) $50,000. Exhibit L also summarizes the bonus, profit sharing, percentage compensation, company automobile, club membership, and other like benefits, if any, paid or payable to such directors, officers, and employees during the Company's calendar year ended December 31, 1997 and to the date hereof. Exhibit L also contains a brief description of all material terms of employment agreements to which the Company is a party and all severance benefits which any director, officer or employee of the Company is or may be entitled to receive. To the Knowledge of the Seller and the Company, the employee relations of the Company are generally good and there is no pending or threatened labor dispute or union organization campaign. None of the employees of the Company is represented by any labor union or organization. The Company is in compliance in all material respects with all Requirements of Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practices. Neither the Company or the Seller has been advised or otherwise has Knowledge that any employee will not agree to remain employed by the Company after the consummation of the transactions contemplated hereby. There is no unfair labor practice claim against the Company before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to the Knowledge of the Company and the Seller, threatened against or involving the Company, and none has previously occurred.

                 3.19 BUSINESS RELATIONS. Neither the Company nor the Seller has Knowledge or has received notice that any customer, supplier, travel agency, resort operator or lodging or transportation company engaged in doing business with the Company will cease to do business with the Company after the consummation of the transactions contemplated hereby in the same manner and at the same levels as previously conducted with the Company except for any reductions which do not result in a Material Adverse Change. Neither the Seller nor the Company has received any notice of cancellation of or Material adverse modification to any Material business arrangement between any Person and the Company nor is the Company or the Seller aware of any facts which could lead them to believe that the Business will be subject to cancellation or such a modification of any such business arrangement.

                 3.20 ACCOUNTS RECEIVABLE; CUSTOMER DEPOSITS AND BOOKINGS; FINANCIAL RESULTS DURING CURRENT STUB PERIOD.

                          (a)     ACCOUNTS RECEIVABLE.  All of the accounts,
notes, and loans receivable that have been recorded on the books of the Company are bona fide and represent amounts validly due for goods sold or services rendered and all such amounts (net of any allowance for doubtful accounts) will be collected in full within 180 days following the Closing Date, except for an aggregate amount not to exceed $300,000 collection of which may extend to the eleven (11) month anniversary of the Closing Date. With respect to such accounts, notes and loans receivable, (i) all of such accounts, notes, and loans receivable are free and clear of any Encumbrances; (ii) no claims of offset have been asserted in writing against any of such accounts, notes, or loans receivable; and (iii) none of the obligors of such accounts, notes, or loans receivable has given written notice that it will or may refuse to pay the full amount or any portion thereof.

                          (b)     CUSTOMER DEPOSITS; BOOKINGS.  Exhibit M sets
forth, as of the date specified therein, (i) all customer bookings as of such date on an aggregate basis ("BOOKINGS"), (ii) all deposits received from customers in connection with such Bookings as of such date on an aggregate basis ("CUSTOMER DEPOSITS"), and (iii) the aggregate amount of all prepayments to vendors and suppliers and refunds to customers made by the Company in connection with such Bookings as of such date. As of the Closing Date, the Company's aggregate exposure (net of third party reimbursements) for all claims by customers for refunds as of such date ("CUSTOMER CLAIMS") does not exceed $5,000. The Customer Deposits are recognized and included on the Company's balance sheet only to the extent of cash received from the customers in respect thereof, and each Customer Deposit so recognized and included is matched by a deferred liability on such balance sheet. All cancellations by customers of Bookings are recognized on the Company's financial statements promptly within three (3) business days upon the Company's receipt of notice of such cancellation from the customer. The number of Customer Claims, and the projected cost to the Company in respect of such Customer Claims, for the period since December 31, 1997 through the Closing Date are consistent with past practices of the Company.

                          (c)     FINANCIAL RESULTS DURING CURRENT STUB PERIOD.
On the Effective Date, Bookings shall exceed $15.8 million. The Company's working capital (determined in accordance with Modified GAAP) shall not be less than negative $1.6 million on the Effective Date. The EBIT for the Company for the period from January 1, 1998 to and including the Effective Date shall exceed negative $218,000. Such levels of Bookings for the Company are not materially less than the levels of Bookings for the comparable 1997 period, computed on a basis consistent with past practice; provided that Bookings for fiscal year 1997 shall be determined without regard to any Bookings made in connection with the Company's past relationship with Continental Vacations.

                 3.21 BANK ACCOUNTS; INVESTMENTS. Attached hereto as Exhibit N is a list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith. Exhibit N also contains a list of all material investments by the Company in any funds, accounts, securities, certificates of deposit or instruments of any Person. To the Knowledge of the Seller and the Company, all of such investments are customary in form and amount for reasonably prudent treasury investments of comparable businesses. None of such investments involve any type of derivative, option, hedging or other speculative instrument.

                 3.22 CUSTOMER CLAIMS. No written or oral claim for breach of contract or otherwise by any customer has been made against the Company since January 1, 1998 which could, individually or in the aggregate, result in any Material Adverse Effect. To the Knowledge of the Seller and the Company, no state of facts exists, and no event has occurred, which could reasonably be expected to form the basis of any present claim against the Company for liability to any third party in connection with vacation packages sold or services rendered by the Company, other than Customer Claims arising in the ordinary course of the Business.

                 3.23 BROKERS. Neither the Company nor the Seller have engaged, or caused to be incurred any liability to any finder, broker, or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

                 3.24 AFFILIATED TRANSACTIONS. No officer, director, stockholder (including the Seller) or Affiliate of the Company or any individual related by blood or marriage to any such Person, or any entity in which any such Person owns any beneficial interest, is a party to any agreement, contract, arrangement or commitment with the Company or engaged in any transaction with the Company or has any interest in any property used by the Company. No officer, director, or stockholder of the Company or any Affiliate of any such officer, director, or stockholder, has any ownership interest in any competitor, supplier, or customer of the Company (other than ownership of securities of a publicly-held corporation of which such Person owns, or has real or contingent rights to own, less than one percent of any class of outstanding securities) or any property used in the operation of the Business.

                 3.25 FUNDED INDEBTEDNESS; LETTERS OF CREDIT; UNDISCLOSED LIABILITIES.

                          (a)     FUNDED INDEBTEDNESS.  Other than such Funded
Indebtedness which is to be repaid and discharged prior to Closing in accordance with Section 7.1(d) and outstanding equipment leases set forth in
Section 3.25(a) of the Disclosure Schedule, the Company does not have any Funded Indebtedness.

                          (b)     LETTERS OF CREDIT.  Other than those listed
on Exhibit O, the Company has no letters of credit, performance bonds or similar instruments issued on or for its account for the benefit of any of its vendors or otherwise.

                          (c)     UNDISCLOSED LIABILITIES.  The Company does
not have any Material liabilities (whether absolute, accrued, contingent or otherwise), of a nature required by Modified GAAP to be reflected on a corporate balance sheet or disclosed in the notes thereto, except such liabilities which are accrued or reserved against in the Most Recent Financial Statements or disclosed in the notes thereto, including without limitation any accounts payable or service liabilities of the Company.

                 3.26 YEAR 2000. All of the material computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Company in the conduct of its business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                 3.27 INFORMATION FURNISHED. To the Knowledge of the Company and Seller, the Company and the Seller have made available to Buyer true and correct copies of all material corporate records of the Company and all material agreements, documents, and other items listed on the Exhibits and Disclosure Schedule to this Agreement or referred to in Article III of this Agreement, and neither this Agreement, the Schedules hereto, nor any written information, instrument, or document delivered to Buyer pursuant to this Agreement contains any untrue statement of a material fact.

                 3.28 SUNSHINE. With respect to the Sunshine Shares, the Seller (and not the Company) represents and warrants to Buyer that except for its account with the Airlines Reporting Corporation (ARC #22618002), Sunshine has no other assets or liabilities of any kind, and Sunshine is not currently engaged nor has it ever been engaged in the Tour Business or in any other business since its inception.

                                   ARTICLE IV
                     BUYER'S REPRESENTATIONS AND WARRANTIES

                 Buyer represents and warrants to the Seller as follows:

                 4.1 DUE ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has full corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.

                 4.2 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Buyer and the Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except for the Equitable Exceptions. The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates or other documents contemplated hereby) by Buyer, do not (a) violate any Requirements of Laws or Court Order of any Governmental Body applicable to Buyer or its property, (b) violate or conflict with, or permit the cancellation of, or constitute a default under any agreement to which Buyer is a party or by which it or its property is bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Buyer, (d) violate or conflict with any provision of the charter or bylaws of Buyer, or (e) except for filings or appraisals under the HSR Act and such consents, approvals or registrations as may be required under applicable state securities laws, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body or other third party.

                 4.3 NO BROKERS. Buyer has not engaged, or caused to be incurred any liability for which the Company or the Seller may be liable to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

                 4.4 INVESTMENT. Buyer will acquire the Shares for investment and for its own account and not with a view to the distribution thereof. Buyer has had an opportunity to review the financial books and records of the Company.

                 4.5 CLAIMS AND PROCEEDINGS. No inquiry, action or proceeding has been instituted or, to the knowledge and belief of Buyer, threatened or asserted against Buyer to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of Buyer there is no basis for any such valid claim or action.

                                   ARTICLE V
                                   COVENANTS

                 5.1 CONSENTS OF OTHERS. Prior to the Closing, the Company and the Seller shall use their best efforts to obtain and to cause the Company to obtain all authorizations, consents and permits required of the Company and the Seller under the Contracts (other than the Contract with Walt Disney Attractions, Inc.) and real property leases to permit them to consummate the transactions contemplated by this Agreement. To the extent required to consummate such transactions or to ensure that the Contracts shall remain in place following the Closing, the Seller shall have obtained the written consent (or waiver of any "change of control"-type termination rights) of any third party to any Contract (other than the Contract with Walt Disney Attractions, Inc.). As promptly as practicable after the date hereof, Buyer, the Company and the Seller shall make, or shall cause to be made, such filings as may be required pursuant to the HSR Act with respect to the consummation of the transactions contemplated by this Agreement.

                 5.2 SELLER'S EFFORTS. The Company and the Seller shall use all reasonable efforts to cause all conditions for the Closing set forth in
Section 7.1 to be met.

                 5.3 POWERS OF ATTORNEY. The Company and the Seller shall cause the Company to revoke and terminate at or prior to Closing all powers of attorney granted by the Company, other than those relating to service of process, qualification or pursuant to governmental regulatory or licensing agreements, or representation before the IRS or other Government Bodies.

                 5.4 CONDUCT OF BUSINESS PENDING CLOSING. From the date of this Agreement to the Closing Date:

                          (a)     Except as otherwise contemplated by this
Agreement, or as Buyer may otherwise consent to in writing, the Company and the Seller shall conduct the Business only in the ordinary course and shall not engage in any material activity or enter into any material transaction which would cause a breach of the representations and warranties contained in Article III.

                          (b)     The Seller and the Company shall use all
reasonable efforts to cause the Business to preserve substantially intact its current business organization and present relationships with its customers, vendors, suppliers and employees and to maintain all of its insurance currently in effect.

                          (c)     The Seller and the Company shall give prompt
notice to Buyer of any notice of material default received by the Company or the Business subsequent to the date of this Agreement under any Contract or any Material Adverse Change occurring prior to the Closing Date in the operation of the Company or the Business.

                          (d)     Neither the Company nor the Seller, nor any
of their representatives, shall solicit, encourage or discuss any Acquisition Proposal (as hereinafter defined) or supply any non-public information concerning the Company or the Business or the Company's assets to any party other than Buyer or its representatives. As used herein, "ACQUISITION PROPOSAL" means any proposal other than the transactions herein contemplated, for (i) any merger or other business combination involving the Company or the Business, (ii) the acquisition of the Company or a material equity interest in the Company or a material portion of its assets, or (iii) the dissolution or liquidation of the Company.

                 5.5 ACCESS TO RECORDS BEFORE CLOSING. Prior to the Closing Date, the Seller and the Company agree that they will give, or cause to be given, to Buyer and their representatives, during normal business hours and at Buyer's expense, access to the Company's personnel, officers, agents, employees, assets, properties, titles, contracts, corporate minute and other books, records, files and documents of the Seller with respect to the Business (including financial, tax basis, budget projections, accountants' work papers and other information as Buyer may request) and to the Business' personnel, customers, suppliers and independent accountants, to allow Buyer to obtain such information as they shall desire, and to make copies of such information, to the extent reasonably necessary. Additionally, the Seller and the Company will provide Buyer opportunities to meet with key employees of the Business, to visit facilities of the Business and to otherwise conduct due diligence in respect of the Company and the Business. All materials copied by Buyer and all Confidential Information shall be maintained in confidence by Buyer and returned to the Seller and/or the Company, as appropriate, if the Closing of the transactions contemplated hereunder fails to occur. The exercise of Buyer's rights hereunder shall be conducted at such times and in such a manner as shall not unreasonably interfere with the Company's conduct of the Business.

                 5.6      PAYMENTS TO THE COMPANY BY THE SELLER.

                          (a)     The Seller agrees to reimburse the Company
prior to the Closing Date for any and all legal, accounting and other expenses, which (i) were paid or accrued by the Company and (ii) incurred by the Seller or the Company in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby. All such expenses are disclosed in Section 5.6(a) of the Disclosure Schedule.

                          (b)     The Seller agrees to repay or caused to be
repaid to the Company as of the Closing any and all indebtedness owed by the Seller or any Affiliate of the Seller, including without limitation any indebtedness owed to the Company by Presidential, Aquarius Travel and Champagne Realty. All such indebtedness is disclosed in Section 5.6(b) of the Disclosure Schedule.

                 5.7      RELATIONSHIP WITH AQUARIUS TRAVEL.        The Seller
shall use his reasonable efforts to cause Aquarius Travel to maintain the Company as a preferred supplier of products consistent with past practices and on at least as good of terms as set forth in the 1998 Commission Agreement dated January 10, 1998 between the Company and Aquarius Travel.

                 5.8 BUYER'S EFFORTS. Buyer shall use all reasonable efforts to cause all conditions for the Closing set forth in Section 7.2 to be met.


                                   ARTICLE VI
                             POST-CLOSING COVENANTS

                 6.1 GENERAL. In case at any time after the Closing any further action is legally necessary or reasonably desirable (as determined by Buyer and the Seller) to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII below). The Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company, which shall be maintained at the headquarters of the Company; provided, however, that the Seller shall be entitled to reasonable access to and to make copies of such books and records at their sole cost and expense and Buyer will maintain all of the same for a period of at least three (3) years after Closing. Thereafter, the Company will offer such documentation to the Seller before disposal thereof.

                 6.2 TRANSITION. For a period of four (4) years following Closing, the Seller will not take any action (or cause any such action to be taken by another Person) that primarily is designed or intended to have the effect of discouraging any vendor (including without limitation any airline or other carrier, hotel, resort or rental car company), lessor, licensor, customer, travel agency, consortia member, supplier, or other business associate of the Company from maintaining the same business relations with the Company after the Closing as it maintained with the Company prior to the Closing. For a period of four (4) years following Closing, the Seller will refer all customer inquiries relating to the Tour Business to the Company.

                 6.3 CONFIDENTIALITY. The Seller will treat and hold in confidence and not disclose all Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement or otherwise for the benefit of the Company or Buyer for a period of four (4) years from the date of this Agreement, and deliver promptly to Buyer or destroy, at the written request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession except as otherwise permitted herein. In the event that the Seller is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, the Seller will notify Buyer promptly of the request or requirement.

                 6.4 COVENANT NOT TO COMPETE. For and in consideration of the allocation of $50,000 of the Purchase Price paid to the Seller by Buyer, the Seller, by signing this Agreement, covenants and agrees, for a period of four (4) years from and after the Closing Date, that he will not, directly or indirectly without the prior written consent of Buyer, for or on behalf of any entity:

                          (a)     become interested or engaged, directly or
indirectly, as a shareholder, bondholder, creditor, officer, director, partner, agent, contractor with, employer or representative of, or in any manner associated with, or give financial, technical or other assistance to, any Person, firm or corporation for the purpose of (i) engaging in the Tour Business in competition with the Company or any of its Affiliates or (ii) providing wholesale travel sales or vacation package services directly to consumers (or indirectly to consumers through other travel agents or wholesalers) for travel to North America; provided, however, that the Seller's ownership of an interest in and association with Aquarius Travel and General Tours shall not constitute a violation of the foregoing covenant not to compete so long as neither Aquarius Travel nor General Tours develop its own vacation packages to be sold directly to consumers (or indirectly to consumers through other travel agents or wholesalers) for travel to destinations serviced by the Company or the Company's Affiliates; and provided, further, that so long as the Seller maintains a passive interest in General Tours and is not able to direct or exercise control over any of the activities or operations of General Tours (other than serving as one of five directors of General Tours), Seller shall not be required to cause General Tours to abide by the restrictions contained in this Section 6.4, but at such time, if any, that the Seller is no longer a passive investor in, or is able to direct or exercise control over any of the activities or operations of, General Tours, the parties agree that the Seller shall cause General Tours to abide by the restrictions contained in this
Section 6.4.

                          (b)     enter into any agreement with, service,
assist or solicit the business of any customers of the Company or any of its Affiliates for the purpose of providing wholesale travel or vacation package services to such customers in competition with the Company or any of its Affiliates or to cause them to reduce or end their business with the Company or any of its Affiliates; or

                          (c)     hire, retain, or solicit the employment or
services of employees, consultants or representatives of the Company or any of its Affiliates for the purpose of causing them to leave the employment of the Company or any of its Affiliates; provided, however, that in respect of employees, consultants or representatives of any Affiliate of the Company, the nonsolicitation covenant contained in this paragraph (c) shall only apply in those situations where the affected person is being hired or solicited by Seller to work for a business or entity that is competitive with the Company or any Affiliate;

provided, however, that the Seller's ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation that engages in competition with the Company or any of its Affiliates shall not be deemed to be a violation of this Section 6.4 solely by reason thereof; and provided, further, that the Seller's direct or indirect ownership of any Person that engages in the Tour Business shall not be deemed a violation of this Section
6.4 if less than Five Million Dollars ($5,000,000) of the annual total sales of such Persons, in the aggregate, is derived from the Tour Business.

                 6.5      ADDITIONAL MATTERS.

                          (a)     The Seller shall cause the Company to file
with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period ending prior to the Effective Date and the Company shall remit any Taxes due in respect of such Tax Returns. In addition, the Seller shall cause Carlin, Charron and Rosen, LLP to prepare a short period tax return for the Company covering the period January 1, 1998 through the Effective Date (the "SHORT PERIOD RETURN"). The cost of preparation of such short period tax return shall be paid for by the Seller. The Seller agrees to provide the Company and the Buyer with copies of the Company's Tax Returns and the Short Period Return.

                          (b)     Buyer and the Seller recognize that each of
them will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Buyer and/or the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees to cause the Company to (A) use its best efforts to properly retain and maintain such records for a period of six (6) years from the date the Tax Returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations with respect to such year, whichever is later, and (B) each party agrees to allow the other party and his or its agents and representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party's expense.

                          (C)     SECTION 338(h)(10) ELECTION.  If in Buyer's
sole discretion such an election is deemed to be desirable, the Seller and Buyer shall join in making a timely election (but in no event later than the 15th day of the ninth full calendar month after the month in which the Closing Date occurs) under Section 338(h)(10) of the Code (including the prerequisite election under Section 338 of the Code) and any similar state law provisions in all applicable states which permit corporations to make such elections, with respect to the sale and purchase of the Shares pursuant to this Agreement, and each party shall provide the others all necessary information to permit such elections to be made. Buyer and the Seller shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing such forms, returns, schedules and other documents as may be required) to effect and preserve timely elections; provided, however, that Buyer shall be the party responsible for preparing and filing the forms, returns, schedules and other documents necessary for making an effective and timely election. All Taxes attributable to the elections made pursuant to this
Section 6.5(c) shall be the liability of the Seller. In connection with such elections, following the Closing Date, Buyer and the Seller shall act together in good faith to determine and agree upon the "deemed sales price" to be allocated to each asset of the Company in accordance with Treasury Regulation
Section 1.338(h)(10)-1(f) and the other regulations under Section 338 of the Code. Notwithstanding the generality of the immediately preceding sentence, Buyer and the Seller agree that the "deemed sales price" shall be allocated to the monetary assets of the Company at their fair market value as of the Effective Date as determined as part of the determination of the Net Worth of the Company in accordance with Section 2.7 hereof, $50,000 shall be allocated to the covenant not to compete contained in Section 6.4 hereof, and the balance of the "deemed sales price" shall be allocated to the fixed assets, goodwill and other intangible assets of the Company. Both Buyer and the Seller shall report the tax consequences of the transactions contemplated by this Agreement consistently with such allocations and shall not take any position inconsistent with such allocations in any Tax Return or otherwise. In the event that Buyer and the Seller are unable to agree as to such allocations, Buyer's reasonable positions with respect to such allocations shall control.

                          (d)     INDEMNITY.  The Seller shall be liable for,
and shall indemnify and hold Buyer and the Company harmless against, any Taxes or other costs attributable solely to (i) a failure on the part of the Seller to take all actions required of him under Section 6.5(c); or (ii) a failure on the part of the Company to qualify, at or prior to the Closing, as an "S corporation" for federal and/or state income Tax purposes. The indemnity set forth in this Section 6.5(d) shall not be subject to the conditions and limitations set forth in Section 8.6 of this Agreement.

                 6.6 LITIGATION SUPPORT. In the event and for so long as any party is actively contesting or defending against any claim, suit, action or charge, complaint, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, circumstance, status, condition, activity, practice, occurrence, event, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties will cooperate and make available themselves or their personnel, as applicable, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense.

                 6.7 AUDITS. Following the Closing, the Seller shall cooperate with Buyer's efforts to cause the Company, at the Company's expense, to deliver, or cause to be delivered, to Buyer an unqualified and unmodified audit report of AA on the balance sheets of the Company as of December 31, 1995, December 31, 1996 and December 31, 1997, and audited statements of operations and cash flows of the Company for the fiscal years then ended, which report shall be without limitation as to the scope of the audit. The Seller, in his capacity as an officer and directors of the Company during such periods, shall assist Buyer, at no cost or expense to Seller, by providing all management letters, reports or representations reasonably requested by such auditors in connection with such audits.

                 6.8 POST-CLOSING OPERATIONS. Buyer shall cause the Company to use its reasonable efforts, consistent with past practices, to collect and, if necessary, settle all accounts receivable recorded on the books of the Company as of the Closing Date (the "RECEIVABLES"). Buyer shall cause the Company to use its reasonable efforts, consistent with past practices, to research, confirm, and approve the accuracy of all invoices, billings, debit memos, credit adjustments, and other charges to the Company with respect to operations prior to the Closing Date. Buyer shall cause the Company to pay any such accounts payable in accordance with past practices. Upon two (2) business days prior notice, Buyer shall allow representatives of the Seller reasonable access to the Company's facilities, personnel, books, and records so as to permit the Seller an opportunity to monitor the Company's efforts with respects to this Section 6.8.

                 6.9 UNCOLLECTED RECEIVABLES. In the event the Seller indemnifies the Company, or any other Indemnified Party, for any accounts receivables of the Company outstanding as of the Closing Date which remained uncollected after the Closing Date, and such accounts receivables are subsequently collected by the Company, the Company shall promptly reimburse the Seller for all such collected amounts, less any amounts relating to uncollected accounts receivables that an Indemnified Party was not able to receive from the Seller in view of the limitations set forth in Section 8.6.

                 6.10      TRANSACTION EXPENSES.    In the event the legal,
accounting and other related expenses of the Company and the Seller actually incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby are less than the amount of expenses set forth in Section 5.6(a) of the Disclosure Schedule and paid to Company by the Seller pursuant to Section 5.6(a) hereof, Buyer agrees to cause the Company promptly to pay to the Seller the amount of such excess, on a dollar-for-dollar basis.



                                  ARTICLE VII
           CONDITIONS TO OBLIGATIONS OF PARTIES TO CONSUMMATE CLOSING

                 7.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer under this Agreement to consummate the Closing is subject to the conditions that:

                          (a)     COVENANTS, REPRESENTATIONS AND WARRANTIES.
The Company and the Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing Date. The representations and warranties of the Company and the Seller set forth in this Agreement shall be accurate in all material respects at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. In addition, Buyer shall have determined from its due diligence review of the Company that no Material Adverse Change or Material Adverse Effect shall have occurred in the financial condition, business, operations or prospects of the Company from those presented to Buyer prior to execution of this Agreement.

                          (b)     CONSENTS.  All statutory requirements for the
valid consummation by the Company and the Seller of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including expiration or early termination of all waiting periods under the HSR Act, if applicable, and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation of the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to Buyer. All approvals of the Board of Directors and stockholders of the Company necessary for the consummation of this Agreement and the transactions contemplated hereby shall have been obtained.

                          (c)     SUBLEASE.  A sublease for the Company's
headquarters and call center in Cambridge, MA shall have been executed in form and substance satisfactory to Buyer.

                          (d)     DISCHARGE OF INDEBTEDNESS AND LIENS.  The
Seller and the Company shall have provided for the payment in full by the Company of all Funded Indebtedness of the Company and all extended credit from vendors at the Closing (other than customary accounts payable outstanding on 90 day or less payment terms in accordance with past practices). Such Funded Indebtedness, if any, as of December 31, 1997, is listed on Exhibit P hereto. The Seller shall have also provided for the termination of all Encumbrances of record on the properties of the Company, except for Permitted Exceptions. Except for those items set forth in Section 7.1(d) of the Disclosure Schedule, all liens or UCC filings against the Company shall have been terminated as of the Closing.

                          (e)     TRANSFER TAXES.  The Seller shall have paid
all stock transfer or gains taxes imposed on the Seller incurred in connection with this Agreement.

                          (f)     FINANCIAL CONDITION.  The Company shall
continue to have Cash and Cash Equivalents on the Closing Date in an amount not less than $1.9 million.

                          (g)     PRELIMINARY CLOSING BALANCE SHEET.
The Company and the Seller shall have delivered to Buyer the Preliminary Closing Balance Sheet and Buyer shall be reasonably satisfied in all respects with the content of the Preliminary Closing Balance Sheet.

                          (h)     TRANSITION SERVICES AGREEMENT.    The Company
and Aquarius Travel shall have entered into a Transition Services Agreement in form and substance satisfactory to Buyer.

                          (i)     ASSIGNMENT.  The Company shall have
registered with the U.S. Patent and Trademark Office, the assignment from Carlson Travel Group, Inc. to the Company on August 31, 1993 of the federally registered mark "SuperCities" (Registration No. 1,339,558).

                          (j)     DOCUMENTS TO BE DELIVERED BY THE SELLER AND
THE COMPANY. The following documents shall be delivered at the Closing by the Seller and the Company:

                                  (i)      OPINION OF GARGILL, SASSOON &
                 RUDOLPH. Buyer shall have received an opinion of Gargill, Sassoon & Rudolph LLP, dated the Closing Date, in substantially the same form as the form of opinion that is Exhibit B hereto.

                                  (ii)     CERTIFICATES.  Buyer shall have
                 received (i) an officer's and stockholder's certificate and
                 (ii) a clerk's certificate of the Company executed by officers of the Company and the Seller, as appropriate and dated the Closing Date, in substantially the same forms as the forms of certificates that are attached as Exhibit C-1 and Exhibit C-2, respectively, hereto.

                                  (iii)    RELEASE.  The Seller shall have
                 furnished the Company with a duly executed general release of liabilities in the form attached as Exhibit D hereto.

                                  (vi)     ESCROW AGREEMENT.  The Seller shall
                 have delivered to Buyer at the Closing the duly executed Escrow Agreement.

                                  (v)      TERMINATION OF EMPLOYMENT
                 AGREEMENTS. The Company shall have provided evidence satisfactory to Buyer of the complete termination, without liability to the Company, of all employment agreements in existence prior to the Closing among the Company, on the one hand, and the Seller or any other employees of the Company; provided, however, that the parties to this Agreement acknowledge and agree that for purposes of this Agreement an employee-at-will shall not be considered to be bound and subject to an employment agreement.

                                  (vi)     STOCK CERTIFICATES.  The Seller
                 shall have delivered the Shares accompanied by duly executed stock powers, together with any stock transfer stamps or receipts for any transfer taxes required to be paid thereon.

                                  (vii)    RESIGNATION OF DIRECTORS.   The
                 Company and Sunshine shall deliver the written resignations of all directors of the Company and Sunshine effective as of the Closing; provided that Buyer shall cause replacement director(s) to be duly elected and appointed upon such resignations.

                 7.2 CONDITIONS TO THE SELLER'S AND THE COMPANY'S OBLIGATIONS. The obligation of the Seller and the Company under this Agreement to consummate the Closing is subject to the conditions that:

                          (a)     COVENANTS, REPRESENTATIONS AND WARRANTIES.
Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by Buyer prior to or at the Closing and the representations and warranties of Buyer set forth in Article IV hereof shall be accurate in all material respects, at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

                          (b)     CONSENTS.  All statutory requirements for the
valid consummation by Buyer of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including expiration or early termination of all waiting periods under the HSR Act (if applicable) and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation by Buyer of the transactions contemplated hereby shall have been obtained unless such failure shall not have a Material Adverse Effect on the Business.

                          (c)     ESCROW AGREEMENT.  Buyer shall have delivered
to the Seller at the Closing the duly executed Escrow Agreement required pursuant to Section 2.5 hereof.

                          (d)     PAYMENTS TO THE SELLER.  The Seller shall
have received the portion of the Purchase Price payable at Closing to the Seller.

                          (e)     CONSULTING AGREEMENT.  The Company and the
Seller shall have entered into a Consulting Agreement on terms mutually satisfactory to the parties.

                          (f)     SUBLEASE.        A sublease for the Company's
headquarters and call center in Cambridge, MA shall have been executed in form and substance satisfactory to the Seller.

                 7.3 WAIVER. Buyer can waive satisfaction of any condition set forth in Section 7.1 and the Seller can waive any condition set forth in Section 7.2


                                  ARTICLE VIII
                                INDEMNIFICATION

                 8.1 INDEMNIFICATION OF BUYER. Except as provided in and subject to Section 8.6, the Seller agrees to indemnify and hold harmless Buyer, the Company, each officer and director of the Company and Buyer and any successor of the Company or Buyer (collectively, the "INDEMNIFIED PARTIES") from and against any and all actual damages (but not including punitive damages; provided, however, that the Seller shall be required to indemnify and hold the Indemnified Parties harmless from any punitive damages that an Indemnified Party may be required to pay to a third party), losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the "INDEMNIFIABLE COSTS"), which any of the Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subjected, arising out of (A) any misrepresentation, breach or default by the Seller or the Company of or under any of the representations, warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith and (B) the Company's tortious acts or omissions to act prior to Closing for which the Company did not carry liability insurance for itself as the insured party sufficient to satisfy such claim or liability, whether or not such acts or omissions to act result in a breach or violation of any representation or warranty.

                 8.2 DEFENSE OF THIRD PARTY CLAIMS. If any legal proceeding shall be instituted, or any claim or demand made, by any third party against any Indemnified Party in respect of which the Seller may be liable hereunder (and such determination shall be made without regard to the limitations set forth in Section 8.6), such Indemnified Party shall give prompt written notice thereof to the Seller and, except as otherwise provided in
Section 8.4 below, the Seller shall have the right to defend, or cause the Company or its successors to defend, any litigation, action, suit, demand, or claim for which such Indemnified Party may seek indemnification with counsel satisfactory to the Seller; provided, however, that the Seller may not settle any such litigation, action, suit, demand, or claim without the prior written consent of Buyer, which shall not be unreasonably withheld. Notwithstanding the foregoing, if in the reasonable judgment of Buyer, (i) such litigation, action, suit, demand or claim, or the resolution thereof, would have a Material Adverse Effect on Buyer or the Company in excess of $100,000 or (ii) Seller has a conflict of interest in defending such action on Buyer's or the Company's behalf, at Buyer's election, Buyer may defend itself (although in the case of (i) above, Buyer's defense of any such action shall be through counsel reasonably acceptable to Seller, such approval to not be unreasonably withheld), and in either of such instances Seller shall be liable for all expenses reasonably incurred in connection therewith (including, without limitation, settlement payments and reasonable attorney's fees); provided, however, that Buyer may not settle any such litigation, action, suit, demand, or claim without the prior written consent of the Seller, which shall not be unreasonably withheld. If neither (i) nor (ii) are applicable but Buyer desires to participate in the defense of an action Seller is defending because in Buyer's reasonable judgment the outcome of such action could have an ongoing effect on Buyer, the Company or its successors, the Buyer may participate but at its own expense. In the event the Seller fails or refuses to defend any legal proceeding he is required to defend under this Article VIII within a reasonable length of time, the Indemnified Parties shall be entitled to assume the defense thereof, and the Seller shall be liable to repay the Indemnified Parties for all expenses reasonably incurred in connection with said defense (including, without limitation, settlement payments and reasonable attorney's fees). If the Seller does not or refuses to assume the defense of any litigation, action, suit, demand, or claim in any legal proceeding he is required to defend under this Article VIII, the Indemnified Parties shall have the absolute right, at Seller's expense, to control the defense of and to settle, in their sole discretion and without the consent of Seller, such litigation, action, suit, demand, or claim, but Seller shall be entitled, at his own expense, to participate in such litigation, action, suit, demand, or claim, and if the Seller elects to participate in such litigation the Indemnified Parties shall consult with the Seller prior to settling such litigation. The party controlling any defense pursuant to this Section 8.2 shall deliver, or cause to be delivered to the other party, copies of all correspondence, pleadings, motions, briefs appeals or other written statements relating to or submitted in connection with the defense of any such litigation, action, suit, demand, or claim, and timely notices of any hearing or other court proceeding relating to such litigation, action, suit, demand, or claim.

                 8.3      PROCEDURE FOR CLAIMS.

                         (a)      ESCROW CLAIMS.   If any claim for
indemnification is made by an Indemnified Party pursuant to this Article VIII prior to the expiration of the Escrow Period, such Indemnified Party shall first apply to the Escrow Agent provided in Section 2.5 of this Agreement for reimbursement of such claim in accordance with the provisions of the Escrow Agreement; provided, however, the Escrow Sum is not intended to be an exclusive remedy in the event Buyer has indemnification claims hereunder which exceed such amount.

                         (b)      OTHER CLAIMS.  If pursuant to this
Article VIII any claim for indemnification is made by (i) an Indemnified Party after the expiration of the Escrow Period, other than claims of third parties which are governed by Section 8.2 hereof, or (ii) the Seller, the Indemnified Party or the Seller, as the case may be (in either instance, the "CLAIMANT"), shall send written notice to the other Person (by certified mail, return receipt requested or by personal service as provided in Section 10.2 hereof) setting forth in reasonable detail a description of the facts upon which the claim is based and a reasonable estimate of the amount of the claim (a "CLAIM", with the notice thereof referred to as the "CLAIM NOTICE"). The Person against whom the Claim is brought (the RESPONDENT") shall have fifteen (15) calendar days from receipt of the Claim

Notice to respond to such Claim.  Such response shall be in writing and shall
(i) set forth in reasonable detail the Respondent's objection to the Claim and the basis for such objection, or (ii) the efforts undertaken or to be undertaken by the Respondent to cure the Claim. In the event the Respondent fails to respond to the Claim Notice in the manner set forth above within such 15-day period, the Respondent shall be deemed to have conceded the Claim in full. In the event the parties are unable to resolve the Claim within thirty
(30) calendar days from the date of receipt of the Claim Notice, the Claim shall be submitted to arbitration in accordance with Section 10.9 below.

                 8.4 TAX AUDITS, ETC. In the event of an audit of a Tax Return of the Company with respect to which an Indemnified Party might be entitled to indemnification pursuant to this Article VIII, Buyer shall have the right to control any and all such audits which may result in the assessment of additional Taxes against the Company and any and all subsequent proceedings in connection therewith, including appeals (subject to the prior written consent of the Seller, which shall not unreasonably be withheld and subject to the right of the Seller to have his accountants and attorneys consult with Buyer on such audits or procedures at the Seller's expense); provided, however, that the Seller and the Buyer shall jointly control, and shall cooperate with each other in connection with, any and all such audits which may result in the assessment of additional Taxes against both the Seller and the Company. The Seller shall cooperate fully in all matters relating to any such audit or other Tax proceeding (including according access to all records pertaining thereto), and will execute and file any and all consents, powers of attorney, and other documents as shall be reasonably necessary in connection therewith. If additional Taxes are payable by the Company as a result of any such audit or other proceeding, the Seller shall be responsible for and shall promptly pay all Taxes, interest, and penalties for which any of the Indemnified Parties shall be entitled to indemnification.

                 8.5 INDEMNIFICATION OF SELLER. Buyer agrees to indemnify and hold harmless the Seller and the Company and each officer, director, stockholder or affiliate of the Company, from and against any Indemnifiable Costs arising out of any misrepresentation, breach or default by Buyer of or under any of the covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith.

                 8.6 LIMITS ON INDEMNIFICATION. All Indemnifiable Costs sought by any party hereunder shall be net of any insurance proceeds received by such Person with respect to such claim (less the present value of any premium increases occurring as a result of such claim). Except for any claims for breach of the representations, warranties and covenants of the Seller under Sections 3.1, 3.2, 3.3, 3.6, 3.14, 3.17 or 6.5(d) hereof (for which indemnification claims must be made prior to the expiration of the applicable statute of limitations and if so made, such claims shall continue after such date until finally resolved), the right to make claims for indemnification provided under this Article VIII shall expire on the second anniversary of the Closing Date (except for claims made prior to such date which shall continue after such date until finally resolved). The Seller shall not be obligated to pay any amounts for indemnification under this Article VIII until the aggregate indemnification obligation sought by Buyer hereunder exceeds $100,000 (less any amount that Buyer is unable to receive pursuant to Section 2.7 as a result of the requirement that the Projected Closing Date Net Worth exceeds the Net Worth reflected on the Audited Closing Balance Sheet by more than $25,000) (the "BASKET"), whereupon the Seller shall be liable for all amounts for which indemnification may be sought in excess of $50,000; provided, however, that any Indemnifiable Costs resulting from (i) a breach by the Seller of any of his obligations under
Section 5.6 or Section 6.5 hereof, (ii) the Seller's failure to obtain, in connection with the transactions contemplated by this Agreement, the consent of the landlord under the lease agreement relating to the 2171 Campus Drive property in Irvine, California, or (iii) the Company's failure to be qualified to transact business in the State of New York or the Commonwealth of Pennsylvania as of the Closing Date, shall not be subject to the limitations set forth in this sentence, but shall be reimbursable by the Seller to the Indemnified Parties on a dollar-for-dollar basis. Buyer shall not be obligated to pay any amounts for indemnification under this Article VIII until the aggregate indemnification obligation sought by the Seller hereunder exceeds $100,000, whereupon Buyer shall be liable for all amounts for which indemnification may be sought in excess of $50,000. For purposes of Section
8.1 or 8.5, any requirement in any representation or warranty that an event or fact be material or have a Material Adverse Effect, as appropriate, in order for such event or fact to constitute a misrepresentation or breach of such representation or warranty shall be ignored. Notwithstanding the foregoing, in no event shall the aggregate liability of the Seller to Buyer or Buyer to the Seller exceed the Purchase Price. However nothing in this Article VIII shall limit Buyer or the Seller in exercising or securing any remedies provided by applicable statutory or common law with respect to the conduct of the Seller or Buyer in connection with this Agreement or in the amount of damages that it can recover from the other in the event that Buyer successfully proves intentional fraud or intentional fraudulent conduct in connection with this Agreement. All Indemnifiable Costs paid by the Seller shall be deemed to be a reduction of the Purchase Price paid by Buyer under this Agreement. The parties agree that any Indemnifiable Cost otherwise recoverable under Section 8.1 hereof that has already been collected by an Indemnified Party under Section 2.7 hereof shall not be collected a second time or be charged to the Basket by an Indemnified Party pursuant to this Article VIII.

                 8.7      INDEMNIFICATION FOR LETTERS OF CREDIT AND EQUIPMENT
LEASES.

                          (a)     Exhibit O hereto lists the outstanding
letters of credit that the Seller has caused the Company, prior to the Closing Date, to arrange and maintain in support of its business (the "LETTERS OF CREDIT"). The Seller hereby agrees that it shall maintain and not take any steps to cancel or terminate the Letters of Credit except as provided in this
Section 8.7.

                          (b)     Buyer and the Company jointly and severally
agree that on or before the next expiration date of each separate Letter of Credit (assuming non-renewal under any evergreen provisions contained in any such Letter of Credit), Buyer and/or the Company shall arrange for the Bank of New York ("BNY") or another acceptable financial institution to provide and issue replacement letters of credit for each of the Letters of Credit, which the Company and Buyer deem necessary to continue to operate the business of the Company. Buyer shall not permit the Company to draw on the line of credit relating to the Letter of Credits.

                          (c)     In connection with the replacement of the
Letters of Credit in accordance with the foregoing provisions of Section 8.7(b), the Seller shall take, and Buyer and the Company agree that they too shall cooperate with the Seller to take, all such steps as are necessary and required under the terms of each Letter of Credit to provide any required notice of termination and/or non-renewal to the issuing banks and beneficiaries of such Letters of Credit.

                          (d)     Buyer and the Company agree that after the
Closing Date they shall be jointly and severally liable for the payment to or reimbursement of the Seller for (i) any costs, fees and expenses associated with the Letters of Credit and incurred by the Seller because of the acts or omissions of the Company or Buyer after the Closing Date and (ii) any costs, fees and expenses associated with the continuation of the Letter of Credit facility with USTrust as contemplated under this Section 8.7.

                          (e)     Buyer and the Company do hereby indemnify and
agree to hold the Seller harmless from any liability, claim or obligation incurred by the Seller and relating to or arising out of any Letter of Credit after the Closing Date or the related credit facility with USTrust, and all amounts which the Seller pays or becomes obligated to pay under the Letters of Credit or the related credit facility with USTrust after the Closing Date shall be paid on written demand by Buyer and the Company. To the extent any such amount is not so paid within three (3) business days from receipt of such demand, it shall bear interest at BNY's Prime Rate until paid.

                          (f)     Buyer and the Company do hereby indemnify and
agree to hold the Seller harmless from any liability, claim or obligation incurred by the Seller because of the acts or omissions of the Company or Buyer after the Closing Date that arises out of the Seller's guarantee of the two equipment leases set forth as items 1 and 2 on Section 3.25(a) of the Disclosure Schedule, and all amounts which the Seller pays or becomes obligated to pay under such guarantees after the Closing Date shall be paid on written demand by Buyer and the Company. To the extent any such amount is not so paid within three (3) business days from receipt of such demand, it shall bear interest at BNY's Prime Rate until paid.

                          (g)     Buyer and the Company agree that the
reimbursement and indemnification obligations of Buyer and the Company under this Section 8.7 shall not be subject to the limitations and conditions set forth in Section 8.6 above.


                                   ARTICLE IX
                                  TERMINATION

                 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                          (a)     by the mutual written consent of the Company
and Buyer;

                          (b)     in writing by Buyer, if the Company or any of
the Seller has breached in any material respect any representation, warranty or covenant contained in this Agreement, and in each case such breach has not been remedied within ten (10) business days (plus such additional time not to exceed ten (10) business days as may be reasonably required to remedy any nonmonetary defaults) after receipt of notice specifying such breach and demanding such breach to be remedied; or

                          (c)     in writing by the Seller and the Company, if
Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement, and in each case such breach has not been remedied within ten (10) business days (plus such additional time not to exceed ten (10) business days as may be reasonably required to remedy any nonmonetary defaults) after receipt of notice specifying such breach and demanding such breach to be remedied; or

                          (d)     in writing by either the Company and the
Seller, on the one hand, or Buyer, on the other hand, in the event the Closing has not occurred on or before May 31, 1998, unless the failure of such consummation or the failure to satisfy such condition, as applicable, shall be due to a breach of any representation or warranty made by the party or parties seeking to terminate this Agreement or the failure of such party or parties to comply in all material respects with the agreements and covenants contained herein to be performed by such party or parties.

                 9.2 EFFECT OF TERMINATION. If the transactions contemplated by this Agreement are terminated pursuant to Section 9.1 by notice in writing to the non-terminating party or parties, this Agreement shall become void and of no further force and effect, except that such termination shall not relieve (i) any party from its covenants in respect of confidentiality contained in Section 6.3 and the second to last sentence of Section 5.5 and
(ii) any party then in breach of any representation, warranty, covenant or agreement contained in this Agreement from liability in respect of such breach.


                                   ARTICLE X
                                 MISCELLANEOUS

                 10.1 MODIFICATIONS; WAIVERS. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

                 10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or 48 hours after deposited in the United States mail, first-class, postage prepaid, or by facsimile addressed to the respective parties hereto as follows:

                          Buyer:

                                  Global Vacation Group, Inc.
                                  c/o Thayer Capital Partners
                                  1455 Pennsylvania Avenue, NW
                                  Suite 350
                                  Washington, D.C.  20004
                                  Attention:       Roger Ballou, President
                                                   Daniel Raskas
                                  Fax No.:         (202) 371-0391
                                  Tel No.:         (202) 371-0150

                          With a copy to:

                                  Hogan & Hartson L.L.P.
                                  Columbia Square
                                  Thirteenth Street, NW
                                  Washington, DC  20004-1109
                                  Attention:       Chris Hagan
                                                   Hovey Kemp
                                  Fax No.:         (202) 637-5910
                                  Tel No.:         (202) 637-5600

                          The Company or the Seller:

                                  Globetrotters, Inc.
                                  139 Main Street
                                  Cambridge, MA   02142
                                  Attention:       Robert A. Grinberg
                                  Tel No.:         (617) 621-9911 ext. 500

                          With a copy to:

                                  Gargill, Sassoon & Rudolph LLP
                                  92 State Street
                                  Boston, MA  02109
                                  Attention:       Lewis A. Sassoon
                                  Fax No.:         (617) 227-0313
                                  Tel No.:         (617) 523-7700


or to such other address as to any party hereto as such party shall designate by like notice to the other parties hereto.

                 10.3 COUNTERPARTS; FACSIMILE TRANSMISSION. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument, and in making proof of this Agreement, it shall never be necessary to produce or account for more than one such counterpart. Signatures of a party to this Agreement or other documents executed in connection herewith which are sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party, with originals to be circulated to the other parties in due course.

                 10.4 EXPENSES. Each of the parties hereto will bear all costs, charges and expenses incurred by such party in connection with this Agreement and the consummation of the transactions contemplated herein, provided, however, that the Seller shall bear all costs and expenses of (i) any broker involved in this transaction on behalf of the Seller or the Company and
(ii) all legal and other expenses of the Seller or the Company with respect to this Agreement and the transactions contemplated hereby.

                 10.5 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company, Buyer and the Seller, their heirs, representatives, successors, and permitted assigns, in accordance with the terms hereof. This Agreement shall not be assignable by the Company or the Seller without the prior written consent of Buyer. This Agreement shall be assignable by Buyer to either (a) any lender providing financing to Buyer or its Affiliates or (b) an Affiliate of Buyer, in each case without the prior written consent of Sellers, but any such assignment shall not relieve Buyer of its obligations hereunder. In addition, Buyer may assign any or all of its rights and obligations hereunder, without the consent of the Seller following the Closing, in connection with any sale of all or substantially all of the assets, capital stock or business of Buyer or the Company (whether effected by sale, exchange, merger, consolidation or other transaction). Any assignment by Buyer shall include an assumption agreement by the assignee.

                 10.6 ENTIRE AND SOLE AGREEMENT. This Agreement and the other schedules and agreements referred to herein, constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

                 10.7 GOVERNING LAW. This Agreement and its validity, construction, enforcement, and interpretation shall be governed by the substantive laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

                 10.8 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties and the related indemnities made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of two
(2) years, provided (a) the representations and warranties contained in Sections 3.14 and 3.17 of this

Agreement, and the related indemnities, shall survive the Closing until the expiration of the applicable statutes of limitations for determining or contesting Tax liabilities, (b) the representations, warranties and covenants contained in Sections 3.1, 3.2, 3.3, 3.6 and 6.5(d) of this Agreement, and the related indemnities, shall survive the Closing indefinitely and not expire, (c) all covenants in Article VI which have an expiration date contained therein shall expire as of such date, and (d) all other covenants in this Agreement that do not have an expiration date shall expire upon the expiration of the applicable statutes of limitations.

                 10.9 DISPUTE RESOLUTION. ALL DISPUTES BETWEEN THE SELLER AND BUYER WITH RESPECT TO ANY PROVISION OF THIS AGREEMENT OR THE RIGHTS AND OBLIGATIONS OF THE SELLER AND BUYER HEREUNDER (OTHER THAN DISPUTES INVOLVING ALLEGATIONS OF INTENTIONAL FRAUD AND DISPUTES ARISING UNDER SECTION 6.4 OF THIS AGREEMENT), WHICH CANNOT BE RESOLVED BY MUTUAL AGREEMENT, WILL BE RESOLVED IN THE DISTRICT OF COLUMBIA BY BINDING ARBITRATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN THE DISTRICT OF COLUMBIA OR BY ANY OTHER MEANS OF ALTERNATIVE DISPUTE RESOLUTION MUTUALLY AGREED UPON BY THE PARTIES.

                 10.10 INVALID PROVISIONS. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

                 10.11 PUBLIC ANNOUNCEMENTS. Neither the Seller nor the Company shall make any public announcement of the transactions contemplated hereby without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

                 10.12 REMEDIES CUMULATIVE. Except as otherwise provided herein, the remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled.

                 10.13 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

                                BUYER:
                                -----

                                GLOBAL VACATION GROUP, INC.



                                By:     /s/ Roger H. Ballou
                                        ---------------------------------------
                                        Roger H. Ballou
                                        President and Chief Executive Officer


                                THE COMPANY:
                                -----------

                                GLOBETROTTERS, INC.



                                By:     /s/ Robert A. Grinberg
                                        ---------------------------------------
                                        Robert A. Grinberg
                                        President


                                SELLER:
                                ------


                                /s/ Robert A. Grinberg
                                -----------------------------------------------
                                Robert A. Grinberg



The Exhibits and Schedules to this Stock Purchase Agreement are not included with this Registration Statement on Form S-1. Global will provide these exhibits and schedules upon the request of the Securities and Exchange Commission.